Exhibit 99.2

Kura Oncology Announces Pricing of $100 Million Public Offering of Common Stock and Pre-Funded Warrants

SAN DIEGO, June 14, 2023 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer, today announced the pricing of an underwritten public offering of common stock and pre-funded warrants. Kura is selling 5,660,871 shares of its common stock and pre-funded warrants to purchase 3,034,782 shares of its common stock in the offering. The shares of common stock are being sold at a price to the public of $11.50 per share, and the pre-funded warrants are being sold at a price to the public of $11.4999 per pre-funded warrant. The exercise price of the pre-funded warrants is $0.0001 per share. The aggregate gross proceeds to Kura from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Kura and excluding the exercise of any pre-funded warrants, are expected to be approximately $100 million. In addition, Kura has granted the underwriters a 30-day option to purchase up to an additional 1,304,347 shares of common stock. The offering is expected to close on or about June 16, 2023, subject to customary closing conditions.

BofA Securities, Jefferies and SVB Securities are acting as joint bookrunning managers in the offering. Cantor and BTIG, LLC are acting as lead managers in the offering. JMP Securities, a Citizens Company, and H.C. Wainwright & Co. are acting as co-managers in the offering.

The securities described above are being offered by Kura pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed by Kura and became effective by rule of the Securities and Exchange Commission (the “SEC”) on December 7, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available for free on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from: BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; and SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. Kura’s pipeline consists of small molecule drug candidates that target cancer signaling pathways. Ziftomenib is a once-daily, oral drug candidate targeting the menin-KMT2A protein-protein interaction for the treatment of genetically defined acute myeloid leukemia (AML) patients with high unmet need. Kura is currently enrolling patients in a Phase 2 registration-directed trial (KOMET-001) of ziftomenib in NPM1-mutant relapsed or refractory AML. Kura is preparing to initiate multiple Phase 1 trials to evaluate ziftomenib in combination with current standards of care in earlier lines of therapy and across multiple patient populations, including NPM1-mutant and KMT2A-rearranged AML. Tipifarnib, a potent and selective farnesyl transferase inhibitor (FTI), is currently in a Phase 1/2 trial (KURRENT-HN) in combination with alpelisib for patients with

PIK3CA-dependent head and neck squamous cell carcinoma. Kura intends to evaluate KO-2806, a next-generation FTI, in a Phase 1 dose-escalation trial (FIT-001) as a monotherapy and in combination with other targeted therapies in adult patients with advanced solid tumors.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about Kura’s expectations regarding the completion, timing and size of the public offering and its plans regarding future clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Kura’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of closing conditions related to the public offering, risks and uncertainties associated with Kura’s business and finances in general, and the other risks described in Kura’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2023, the preliminary prospectus supplement relating to the public offering and other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Kura undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investors:

Pete De Spain

Senior Vice President, Investor Relations &

Corporate Communications

(858) 500-8833

pete@kuraoncology.com

Media:

Alexandra Weingarten

Senior Manager, Corporate Communications

(858) 500-8822

alexandra@kuraoncology.com